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                                                                     Exhibit 5.1


                                David Goldberg
                   Senior Vice President and General Counsel
                             Public Storage, Inc.
                     600 North Brand Boulevard, Suite 300
                        Glendale, California 91203-1241


                               January 22, 1996



Public Storage, Inc.
600 North Brand Boulevard, Suite 300
Glendale, California 91203-1241

Gentlemen:

     As Senior Vice President and General Counsel of Public Storage, Inc. (the "Company"), I have examined the Registration Statement on Form S-3 which is being filed by the Company with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), relating to the offer and sale of up to $14,272,875 stated amount of (i) shares of 8.45% Cumulative Preferred Stock, Series H, par value $.01 per share (the "Preferred Shares") and
(ii) Depositary Shares Each Representing 1/1,000 of a Preferred Share (the "Depositary Shares").

     I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Preferred Shares and the Depositary Shares in the manner set forth in the Registration Statement. I have also examined the Company's Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

     It is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

     2. The Preferred Shares and the Depositary Shares, when issued and delivered in the manner and on the terms described in the Registration Statement and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the use of my name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ DAVID GOLDBERG

                                        DAVID GOLDBERG